Exhibit 99.1

China Green Agriculture, Inc. Reports Third Quarter Fiscal Year 2010 Financial Results; Increases Fiscal-Year 2010 Revenue and Net Income Guidance

XI'AN, China, May 13 /PRNewswire-Asia-FirstCall/ --

•	Company Exceeds Third Quarter FY2010 Revenue Guidance
•	Q3 FY2010 Sales Increase 52.0% to $13.4 Million, Net Income Increases 37.1% to $5.3 Million with EPS of $0.22
•	Q3 FY2010 Gross Margin Increases to 60.3% from 59.0% Y-O-Y; Operating Margin Increases to 49.7% from 48.1% Y-O-Y
•	Company Increases Fiscal Year 2010 Guidance: Revenue, Net Income and EPS of at least $50.6 Million, $21.1 Million, and $0.90, respectively
•	Management to Host Earnings Conference Call at 9:00 am ET May 13

China Green Agriculture, Inc. (NYSE: CGA) ("China Green Agriculture" or the "Company"), a leading producer and distributor of humic acid ("HA") based compound fertilizer through its wholly owned subsidiary, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd., today announced its financial results for the third fiscal quarter ended March 31, 2010.

Summary Results

Third Quarter FY 2010 Results (USD) (unaudited)
(three months ended March 31,)	2010	2009	CHANGE
Net Sales	$13.4 million	$8.8 million	+52.0%
Gross Profit	$8.1 million	$5.1 million	+60.1%
Net Income	$5.3 million	$3.9 million	+37.1%
EPS (Basic and Fully Diluted)	$0.22	$0.21	+4.2%
Weighted Average Shares Outstanding	24.4 million	18.6 million	+31.6%

Nine Months FY 2010 Results (USD) (unaudited)
(nine months ended March 31,)	2010	2009	CHANGE
Net Sales	$35.9 million	$24.7 million	+45.2%
Gross Profit	$21.8 million	$14.1 million	+54.7%
Net Income	$15.3 million	$10.0 million	+52.3%
EPS (Basic and Fully Diluted)	$0.66	$0.54	+21.7%
Weighted Average Shares Outstanding	23.1 million	18.4 million	+25.3%

Third Quarter FY2010 Results
Total net sales for the three months ended March 31, 2010 were $13.4 million, an increase of 52% from $8.8 million for the three months ended March 31, 2009. Net sales of Jinong, which is the Company’s division that sells humic acid based compound fertilizers, accounted for 83.8% of total net sales. Jinong’s net sales increased 64.1%, to $11.3 million for the three months ended March 31, 2010, from $6.9 million for the three months ended March 31, 2009. Sales volume increased 67.6% to 5,369 tons for the three months ended March 31, 2010 from 3,364 tons for the three months ended March 31, 2009. These increases were mainly attributable to the increased production due to greater capacity from the Company’s new production line and to increased sales of granular based fertilizer products. The net sales of Jintai, the Company’s division that sells agricultural products such as top-grade fruits, vegetables, flowers and colored seedlings, increased 10.1%, to $2.2 million for the three months ended March 31, 2010 from $2.0 million for the same period in 2009.

Gross profit for the third quarter of fiscal year 2010 totaled $8.1 million, an increase of 60.1% from $5.1 million in the same quarter of fiscal year 2009. Gross profit margin was 60.3% for the third quarter of fiscal year 2010, up from 57.3% a year ago.

Operating income for the third quarter of fiscal year 2010 was $6.2 million, up 39.4% from $4.5 million in the third quarter of fiscal year 2009. Operating margin was 49.7%, compared to 48.1% in the same quarter of fiscal year 2009.

Net income for the third quarter of fiscal year 2010 was $5.3 million, up 37.1% compared with net income of $3.9 million during the same period in fiscal year 2009. For the three month period ended March 31, 2010, basic and fully diluted net income per share were both $0.22 as compared to $0.21 for the same period in 2009, based on weighted average shares outstanding of 24.4 million and 18.6 million, respectively. The increase in net income was largely due to the increase in net sales of fertilizer products which provide higher profit margins than that of the Company’s agriculture products. Net income margin approximated 39.7% and 44.0% for the three months ended March 31, 2010 and 2009, respectively.

"We are very pleased that our financial results, driven in large part by increased sales of higher margin products, met or exceeded our revenue and net income guidance for the third quarter of fiscal year 2010," stated Mr. Tao Li, Chairman, President and Chief Executive Officer of China Green Agriculture. "During the quarter, we took a number of initiatives to achieve our objectives of increasing our brand awareness and geographic footprint, expanding our product line, and increasing our production capacity. Among these, we achieved key milestones in the construction of our new $38 million  research and development center, expected to further expand our product line offering and lead to the development and commercialization of new customized, high margin fertilizer products. We plan to complete the first phase of construction, consisting of one hundred sun-light greenhouses, by the end of June 2010. We also launched seven new liquid-based fertilizer products and added 12 new distributors during the quarter, and opened 16 directly-owned retail stores and selected 308 stores as a "China Green Agriculture Authorized Retailer" of our Jinong branded HA compound fertilizer products. We believe that the growing demand for our green fertilizer products, coupled with our increased marketing efforts, growing product line and expanding R&D platform, will enable us to strengthen our leadership position, and drive incremental sales and profitability."

Nine Months FY2010 Results
Total net sales for the nine months ended March 31, 2010 were $35.9 million, an increase of 45.2%, from $24.7 million for the nine months ended March 31, 2009. Jinong’s net sales, driven mainly by the sales of humic acid-based compound fertilizers, accounted for 85.1% of total net sales in the nine months ended March 31, 2010. Jinong’s net sales increased 57.2%, to $30.6 million for the nine months ended March 31, 2010, from $19.4 million for the nine months ended March 31, 2009. This increase was mainly attributable to the commencement of the Company’s new production line in August 2009 and the sale of more high-end products, including the Company’s recently introduced powdered fertilizer products. Jintai’s net sales totaled $5.3 million for the nine months ended March 31, 2010 compared to $5.3 million for the same period in 2009, relatively flat year-to-year mainly because the greenhouses in Jintai have reached their full capacity.

Gross profit increased 54.7% to $21.8 million in the first nine months of fiscal year 2010, versus $14.1 million in the same period a year ago. Gross margin was 60.8% and 57.1% for the nine months ended March 31, 2010 and 2009, respectively.

Operating income for the first nine months of fiscal year 2010 rose 50.1% to $17.9 million compared to $11.9 million for the first nine months of fiscal year 2009.

Net income for the nine months ended March 31, 2010 was $15.3 million, an increase of 52.3%, from $10.0 million for the nine months ended March 31, 2009. For the nine month period ended March 31, 2010, net income per share was $0.66 as compared to net income per share of $0.54 for the same period in 2009, based on weighted average shares outstanding of 23.1 million and 18.4 million, respectively. The increase was mainly a result of increased net sales by Jinong. Net margin approximated 42.6% and 40.6% for the nine months ended March 31, 2010 and 2009, respectively.

Financial Condition
As of March 31, 2010, the Company had cash and cash equivalents of $58.2 million, an increase of $40.4 million from June 30, 2009, primarily due to the net proceeds from public offerings in 2009. The Company had no short-term loans or long-term debt as of March 31, 2010. Net accounts receivable stood at $13.3 million as of March 31, 2010 with trailing twelve-month days sales outstanding ("DSO") of 78 compared to DSO of 67 three months ago. For the first nine months ended March 31, 2010, the Company had $7.4 million in cash flow from operating activities, while capital expenditures amounted to approximately $14.7 million primarily due to the purchase of land use rights for the expansion of the Company’s new greenhouse facility.

2010 Guidance
China Green Agriculture's third quarter fiscal year 2010 revenue of $13.4 million exceeded the high end of its previously announced revenue guidance for the quarter of $12.4 million to $13.0 million. Net income of $5.3 million or $0.22 per share met the Company’s third quarter fiscal year 2010 net income guidance of $5.1 million to $5.4 million, or $0.21 to $0.22 per share.

For the fiscal year ending June 30, 2010, management increased revenue guidance to $50.6 million to $51.2 million, net income to $21.1 million to $21.4 million, and EPS to $0.90 to $0.91 based on 23.4 million weighted average shares. For the fourth quarter ending June 30, 2010, management increased revenue guidance to $14.8 million to $15.4 million, net income to $5.9 million to $6.2 million, and EPS to $0.24 to $0.25 based on 24.4 million weighted average shares. This guidance reflects the anticipated strong sales resulting from the Company’s increased production capacity as well as expanded margins on high-end fertilizer products.

"With our expanded production capacity and state-of-the-art R&D facilities coming on line in June, we will continue to introduce new high-margin products to the market quickly, and support sales growth with marketing programs focused on building our high quality brand through both distributors and retail stores. In April, we signed a Memorandum of Understanding ("MOU") to purchase 100% interest in a 300,000 metric-ton fertilizer production facility in China for approximately $22 million in a combination of cash and equity. The facility, if acquired, could contribute at least $8 million in net income in fiscal year 2011. It also would further extend our distribution network and broaden our product mix to meet the growing demand for both traditional and organic fertilizers in China. With our strong working capital position, growing product offering and expanding R&D capabilities, we feel we are well positioned to gain market share and build on being one of the leading fertilizer producers in China."

Conference Call
The Company will conduct a conference call at 9:00 a.m. ET on Thursday May 13, 2010. Interested participants should call when calling within the United States or when calling internationally. When prompted by the operator, please mention "China Green Agriculture's Third Quarter Fiscal Year 2010 Financial Results" to join the call.

Event:	CGA Third Quarter Fiscal Year 2010 Conference Call
Date:	May 13, 2010
Time:	9:00 a.m. ET
US Dial In:	1-877-407-9210
Int'l Dial In:	1-201-689-8049
Conference ID#:	350202

The call is being webcast by Vcall and can be accessed at China Green Agriculture's website at http://www.ir-site.com/cgagri/events.asp .. Investors can also access the webcast at http://www.InvestorCalendar.com ..

A playback will be available through May 28, 2010. To listen, please call 1-877-660-6853 within the United States or 1-201-612-7415 when calling internationally. Replay Passcodes (both required for playback): Account #: 286; Conference ID #: 350202.

About China Green Agriculture, Inc.
China Green Agriculture, Inc. currently offers 148 different HA-based compound fertilizers, which are distributed via 552 individual distributors covering 21 provinces, 4 autonomous regions and 3 municipal cities in China. Its fertilizer products are certified by the Chinese government as "Green Food Production Materials." The leading five provinces which collectively accounted for 40.4% of the Company's fertilizer revenue for the three months ended March 31, 2010 are Shaanxi (11.2%), Shandong (10.8%), Anhui (7.9%), Henan (5.6%), and Sichuan (4.9%). For more information, visit http://www.cgagri.com .

Safe Harbor Statement

This press release contains forward-looking statements concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information, please contact:

In the US:

HC International, Inc.
Ted Haberfield, Executive VP
Tel:   +1-760-755-2716
Email: thaberfield@hcinternational.net

In China:

China Green Agriculture, Inc.
Mr. Jonnie Wang, Secretary of Board, Investor Relations Officer
Tel:   +86-29-8826-6368
Email: wangxilong@cgagri.com

Financial Tables Follow

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2010 AND JUNE 30, 2009
(UNAUDITED)

ASSETS
	March 31, 2010	June 30, 2009
Current Assets
Cash and cash equivalents	$58,233,311	$17,795,447
Restricted cash	431	83,579
Accounts receivable, net	13,316,354	8,167,715
Inventories	10,883,919	7,162,249
Other assets	342,339	129,213
Deferred offering cost	-	160,500
Advances to suppliers	161,800	95,255
Total Current Assets	82,938,154	33,593,958

Plant, Property and Equipment, Net	29,009,241	17,341,654

Construction In Progress	31,859	9,609,649

Advances to suppliers - Non Current	392,695	-

Intangible Assets, Net	11,592,939	1,073,165

Total Assets	$123,964,888	$61,618,426

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$1,096,241	$926,883
Unearned revenue	61,238	24,000
Other payables and accrued expenses	745,368	1,091,168
Advances from other unrelated companies	297,783	326,970
Amount due to related parties	68,164	31,160
Taxes payable	1,170,707	2,887,828
Short term loans	-	3,170,290
Total Current Liabilities	3,439,501	8,458,299

Commitments

Common Stock, $.001 par value, 6,313,617 shares subject to redemption	-	20,519,255

Stockholders' Equity
Preferred Stock, $.001 par value, 20,000,000 shares authorized, Zero shares issued and outstanding	-	-
Common stock, $.001 par value, 115,197,165 shares authorized, 24,564,328 shares issued and outstanding (12,281,569 as of June 30, 2009)	24,565	12,282
Additional paid-in capital	74,648,807	2,060,162
Statuary reserve	5,168,773	3,468,530
Retained earnings	38,243,589	24,642,768
Accumulated other comprehensive income	2,439,653	2,457,130
Total Stockholders' Equity	120,525,387	32,640,872

Total Liabilities and Stockholders' Equity	$123,964,888	$61,618,426

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF  INCOME AND COMPREHENSIVE INCOME
FOR THE NINE MONTHS ENDED MARCH 31, 2010 AND 2009
(UNAUDITED)

	Nine Months Ended March 31,		Three Months Ended March 31,
	2010	2009	2010	2009
Net Sales
Jinong	$30,554,200	$19,435,021	$11,264,754	$6,864,494
Jintai	5,337,013	5,286,782	2,177,523	1,977,180
Net sales	$35,891,213	$24,721,802	$13,442,277	$8,841,675
Cost of goods sold	-	-	-	-
Jinong	11,209,185	7,667,116	4,206,699	2,560,795
Jintai	2,842,736	2,941,221	1,125,017	1,215,343
Cost of goods sold	14,051,921	10,608,337	5,331,717	3,776,138
Gross profit	21,839,292	14,113,466	8,110,560	5,065,537
Operating expenses
Selling expenses	1,302,733	786,462	566,966	203,925
General and administrative expenses	2,683,959	1,432,514	1,335,229	408,740
Total operating expenses	3,986,692	2,218,976	1,902,195	612,665
Income from operations	17,852,601	11,894,490	6,208,366	4,452,872
Other income (expense)
Other income (expense)	1,045	4,482	492	207
Interest income	200,461	306,359	118,539	163,340
Interest expense	(112,457)	(560,257)	(6,813)	(112,334)
Total other income (expense)	89,049	(250,596)	112,218	51,083
Income before income taxes	17,941,649	11,643,894	6,320,584	4,503,955
Provision for income taxes	2,640,584	1,597,833	987,786	613,673
Net income	15,301,066	10,046,061	5,332,798	3,890,282
Other comprehensive income		-
Foreign currency translation gain/(loss)	(17,478)	49,570	(23,832)	57,891
Comprehensive income	$15,283,588	$10,095,631	$5,308,966	$3,948,173
	-	-
Basic weighted average shares outstanding	23,098,783	18,439,569	24,418,325	18,559,206
Basic net earnings per share	$0.66	$0.54	$0.22	$0.21
Diluted weighted average shares outstanding	23,105,783	18,439,569	24,425,325	18,559,206
Diluted net earnings per share	0.66	0.54	0.22	0.21

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED MARCH 31, 2010 AND 2009
(UNAUDITED)

	2010	2009
Cash flows from operating activities
Net income	$15,301,066	10,046,061
Adjustments to reconcile net income to net cash
provided by operating activities
Issuance of equity for compensation	1,259,992	112,247
Depreciation	1,545,413	1,121,989
Amortization	205,018	80,267
Decrease / (Increase) in current assets		-
Accounts receivable	(5,125,905)	(3,269,466)
Other receivables	(158,415)	12,465
Inventories	(3,701,733)	(4,261,570)
Advances to suppliers	(66,279)	372,837
Other assets	(73,784)	6,528
(Decrease) / Increase in current liabilities		-
Accounts payable	166,957	1,002,165
Unearned revenue	37,171	(30,100)
Tax payables	(1,725,159)	(4,411,497)
Other payables and accrued expenses	(282,450)	199,071
Net cash provided by operating activities	7,381,891	980,997

Cash flows from investing activities
Acquisition of plant, property, and equipment	(3,528,331)	(465,648)
Acquisition of intangible assets	(10,776,152)	-
Additions to construction in progress	(31,859)	(3,059,913)
Advances to suppliers - non current	(392,695)	-
Net cash used in investing activities	(14,729,037)	(3,525,561)

Cash flows from financing activities
Repayment of loan	(3,179,115)	(525,475)
Shares issuance cost	(2,232,302)	-
Proceeds from issuance of shares	53,063,824	-
Restricted cash	83,148	75,074
Net cash provided by / (used in) financing activities	47,735,555	(450,401)

Effect of exchange rate change on cash and cash equivalents	49,455	15,509
Net increase in cash and cash equivalents	40,437,864	(2,979,455)

Cash and cash equivalents, beginning balance	17,795,447	16,612,416
Cash and cash equivalents, ending balance	$58,233,311	13,632,961

Supplement disclosure of cash flow information
Interest expense paid	$(95,740)	(339,203)
Income taxes paid	$(3,081,381)	(2,112,985)